Exhibit 99

MEREDITH DELIVERS RECORD FISCAL 2011 SECOND QUARTER RESULTS
First-half EPS up over 75% on strong advertising performance, integrated marketing and licensing gains

DES MOINES, IA (January 25, 2011) - Meredith Corporation (NYSE:MDP), the leading media and marketing company serving American women, today reported fiscal 2011 second quarter earnings per share of $0.88, a record high for a second fiscal quarter. In the year-ago quarter, earnings per share were $0.42 ($0.49 before special items). Revenues rose 9 percent to $367 million.
Fiscal 2011 second quarter performance was driven by revenue growth across all of Meredith's major businesses, combined with disciplined expense management. Highlights included:

•	A 14 percent increase in total Company advertising revenues;

•	Local Media Group advertising revenue growth of 30 percent, including $22 million in net political advertising;

•	National Media Group advertising revenue growth of 5 percent, including more than 30 percent growth in online revenues across Meredith's national websites;

•	Meredith Integrated Marketing revenue growth of 14 percent, led by expansion of digital and customer relationship management (CRM) services for national clients; and

•	Brand Licensing revenue growth of more than 35 percent, driven by continued expansion of Better Homes and Gardens branded products at Walmart stores.

Fiscal 2011 second quarter operating expenses were down 1 percent from the year ago period (up 1 percent before special items), and operating margins grew to 19 percent. Over a two-year period, operating expenses have declined 9 percent (6 percent before special items).

Earnings per share for the first six months of fiscal 2011 were a record $1.45, up 77 percent from the year-ago period (75 percent before prior-year special items). Revenues were $711 million, a 6 percent increase. Advertising revenues increased 11 percent to $420 million. Meredith produced record fiscal first-half net political television advertising revenues of $34 million.
“We are extremely pleased to deliver record earnings per share performance for both the second quarter and the first half of fiscal 2011,” said Meredith Chairman and Chief Executive Officer Stephen M. Lacy. “Our success was due to growth in our national and local businesses; continued expansion of newer revenue streams including Integrated Marketing and Brand Licensing; and careful control of our expenses. This diversified business strategy positions Meredith for continued long-term growth and to deliver increased shareholder value over time.”

OPERATING DETAIL
LOCAL MEDIA GROUP
Fiscal 2011 second quarter Local Media Group operating profit was $39 million, resulting in a 46 percent EBITDA margin, and more than double the $17 million in operating profit reported in the year-ago quarter. Revenues rose nearly 30 percent to $97 million.
Net political advertising revenues were $22 million in the quarter, led by strong political spending, particularly at Meredith's Hartford, Las Vegas, Portland and Kansas City stations. For the season, Meredith increased political advertising revenues nearly 50 percent from the last election cycle as efforts to increase market share - particularly for its Fox affiliates - yielded results.
Fiscal 2011 second quarter non-political advertising revenues were $69 million, up 3 percent from the year-ago quarter. Nine of Meredith's 10 largest advertising categories grew revenues, led by automotive, professional services and retail.
Meredith television stations delivered strong ratings during the most recent November measurement period:

•
Meredith's CBS affiliates in Hartford and Kansas City were No. 1, and Phoenix and Saginaw were No. 2, in sign-on to sign-off. Additionally, Atlanta finished No. 2 in the important late news time period.

•	Meredith's NBC affiliate in Nashville was No. 2 in sign-on to sign-off.

•	Meredith's Fox affiliate in Las Vegas was No. 1 in both morning and late news, while Portland was No. 1 in late news.
Fiscal 2011 second quarter revenues grew at Meredith Video Studios, due primarily to the Better daily syndicated television show and custom video production for corporate clients. The Better show increased its carriage to more than 80 markets reaching nearly 60 percent of U.S. television households. During the quarter, Better launched in Los Angeles - the nation's second-largest television market - and the show now airs in four of the five largest markets in the United States.
For the first six months of fiscal 2011, Local Media Group operating profit was $55 million, nearly triple the $19 million earned in the year-ago period. Revenues were $173 million, up 27 percent from the year-ago period.
Early last week, Meredith announced it has entered into a Joint Services Agreement (JSA) with Turner Broadcasting System, Inc. in the fast-growing Atlanta market.  Specifically, Meredith-owned CBS Atlanta (WGCL-TV) will manage the day-to-day operations of Turner's Peachtree TV (WPCH-TV). The JSA - which covers functions such as advertising sales, marketing and promotions and technical operations - will take effect late in Meredith's third quarter of fiscal 2011.
“This strategic partnership provides us access to a larger share of the growing Atlanta advertising marketplace because of Peachtree's younger viewership; strong lineup of sports programming; and increased inventory in both access and prime-time dayparts,” Lacy said. “Additionally, it raises our overall profile in Atlanta, the No. 8 television market in the country.”

NATIONAL MEDIA GROUP
Fiscal 2011 second quarter National Media Group operating profit was $41 million, up 30 percent from $32 million in the year-ago quarter (up 11 percent from $37 million before special items). Revenues were $269 million, up 3 percent.
Total advertising revenues were $123 million, up 5 percent from the year-ago period on higher net advertising revenue per magazine page. Growth was led by the prescription and non-prescription drug, household supplies, and media and entertainment categories.

Online advertising revenues increased more than 30 percent, driven by growth in the parenthood, retail and consumer packaged goods categories. This included multi-platform advertising programs for clients such as Kraft Foods Inc., Campbell Soup Co. and Wal-Mart Stores Inc., among others.

Circulation revenues declined 4 percent in the second quarter of fiscal 2011, as expected, due to previously announced magazine frequency changes including the repositioning of the Special Interest Media business. Special Interest Media profit increased significantly in the quarter over the year-ago period as a result of the repositioning.
Meredith's connection to the consumer grew strongly during the second quarter of fiscal 2011. For example:

•	Meredith's measured magazines grew overall readership 2 percent from the year-ago period, according to Fall 2010 data from Mediamark Research and Intelligence.

•
Monthly average unique visitors across Meredith's National Media websites were nearly 20 million and monthly page views averaged 300 million. Meredith launched the Better Homes and Gardens' Celebrate the Holidays iPad app - and it was named to Apple's Hot Trends 2010 list. The Company also completed its acquisition of Real Girls Media, which is expected to add more than 4 million monthly unique visitors to the Meredith Women's Network in the third fiscal quarter.

•
Brand licensing revenues grew more than 35 percent, led by continued expansion of the Better Homes and Gardens-branded line of home products sold at Walmart stores. The program includes approximately 2,500 SKUs, up from approximately 1,500 in the year-ago quarter. Additionally, Better Homes and Gardens magazine launched in Russia under license during the quarter.

Meredith Integrated Marketing's fiscal 2011 second quarter operating profit increased more than 20 percent on revenue growth of 14 percent. Results were driven in large part by expanded relationships with existing clients, including Chrysler Group LLC, Lowe's Cos., Chubb Group of Insurance Cos. and Mitsubishi Motors. These gains reflect successful execution of Meredith Integrated Marketing's cross-platform approach that incorporates capabilities such as content development, CRM, digital, mobile and social marketing.

“Increasing non-advertising revenues is a strategic priority,” Lacy said. “Given current program expansion commitments, along with a robust pipeline of RFPs for new business, we expect revenue growth at Meredith Integrated Marketing to continue in early calendar 2011.”

For the first six months of fiscal 2011, National Media Group operating profit was $80 million, up 14 percent from the $70 million earned in the year-ago period (up 6 percent from $76 million before special items). Revenues were $538 million compared to $533 million in the year-ago period.

OTHER FINANCIAL INFORMATION
During the first half of fiscal 2011, Meredith generated $85 million in cash flow from operations and reduced its total debt by $55 million to $245 million. The weighted average interest rate on Meredith's debt was 5.0 percent, and its debt-to-EBITDA ratio was less than 1 to 1 at December 31, 2010.
Unallocated corporate expenses declined 12 percent in the second quarter and first half of fiscal 2011, due primarily to lower benefits expenses and consulting fees, partially offset by higher investment spending in Next Issue Media and related Tablet development.
All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached condensed consolidated statements of earnings. Information on the special items in the prior year periods is available in Tables 1 and 2 and Meredith's earnings release dated January 21, 2010.

OUTLOOK
Looking to the remainder of fiscal 2011, with limited visibility into customers' 2011 advertising and marketing budgets, Meredith continues to expect fiscal 2011 full year earnings per share to range from $2.60 to $2.80, which would represent a 15 to 25 percent increase over fiscal 2010.
For the third quarter of fiscal 2011:

•	Meredith will be cycling against its strongest quarterly performance in the prior year for both National Media Group advertising and Local Media Group non-political advertising.

•
National Media Group advertising remains volatile on an issue-to-issue basis across brands and categories. After a mid-single-digit increase in the second quarter of fiscal 2011, with two of three magazine issues closed, third quarter advertising revenues are currently down in the mid-single digits, compared to the prior-year period.

•
Local Media Group non-political advertising pacings are volatile on a week-to-week basis across markets and categories. After a low-single-digit percent increase in the second quarter of fiscal 2011, with nine weeks remaining, third quarter pacings are currently up in the high-single digits, compared to the prior-year period.

•	As a result, Meredith currently expects fiscal 2011 third quarter earnings per share to range from $0.60 to $0.65.
A number of uncertainties remain that may affect Meredith's outlook as stated in this press release for the third fiscal quarter and full year of 2011. These uncertainties are referenced below under “Safe Harbor” and in certain of its SEC filings.

CONFERENCE CALL WEBCAST
Meredith will host a conference call on January 25, 2011 at 11:00 a.m. EST to discuss second quarter fiscal 2011 results. A live webcast will be accessible to the public on the Company's website, www.meredith.com, and a replay will be available for one week. A transcript will be available within 48 hours of the call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES
Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA is a common supplemental measure of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA as a measure of liquidity or funds available for management's discretionary use because it includes certain contractual and non-discretionary expenditures.
Results excluding the special items recorded in first half of fiscal 2010 are also supplemental non-GAAP financial measures. Management believes these items are not reflective of Meredith's ongoing business activities. While results excluding the special items are not a substitute for reported results under GAAP, management believes this information is useful as an aid in better understanding Meredith's current performance, performance trends and financial condition. Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached condensed consolidated financial statements and reconciliation tables will be made available at www.meredith.com.

SAFE HARBOR
This release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company and its operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding advertising revenues and investment spending, along with the Company's revenue and earnings per share outlook for the third fiscal quarter and full year fiscal 2011.
Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE:MDP; www.meredith.com) is the leading media and marketing company serving American women. Meredith features multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Ladies' Home Journal, Fitness, More and American Baby - along with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as digital, mobile, word-of-mouth, social and database marketing.
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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Vice President/Corporate Communications
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@Meredith.com	E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Three Months		Six Months
Periods Ended December 31,	2010	2009	2010	2009
(In thousands except per share data)
Revenues
Advertising	$214,157	$187,868	$419,660	$379,684
Circulation	64,254	67,209	131,182	137,088
All other	88,449	81,778	160,440	152,498
Total revenues	366,860	336,855	711,282	669,270
Operating expenses
Production, distribution, and editorial	137,879	142,911	281,512	294,004
Selling, general, and administrative	149,689	146,617	293,091	286,254
Depreciation and amortization	9,665	10,117	19,452	20,220
Total operating expenses	297,233	299,645	594,055	600,478
Income from operations	69,627	37,210	117,227	68,792
Interest income	11	9	22	19
Interest expense	(3,362)	(5,744)	(6,884)	(10,785)
Earnings before income taxes	66,276	31,475	110,365	58,026
Income taxes	(25,719)	(12,521)	(44,101)	(20,731)
Net earnings	$40,557	$18,954	$66,264	$37,295

Basic earnings per share	$0.89	$0.42	$1.46	$0.82
Basic average shares outstanding	45,571	45,288	45,527	45,223

Diluted earnings per share	$0.88	$0.42	$1.45	$0.82
Diluted average shares outstanding	45,912	45,547	45,849	45,432

Dividends paid per share	$0.230	$0.225	$0.460	$0.450

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Six Months
Periods Ended December 31,	2010	2009	2010	2009
(In thousands)
Revenues
National media group
Advertising	$122,754	$117,431	$258,934	$254,633
Circulation	64,254	67,209	131,182	137,088
Other revenues	82,402	76,535	147,691	141,058
Total national media group	269,410	261,175	537,807	532,779
Local media group
Non-political advertising	69,376	67,549	127,124	121,220
Political advertising	22,027	2,888	33,602	3,831
Other revenues	6,047	5,243	12,749	11,440
Total local media group	97,450	75,680	173,475	136,491
Total revenues	$366,860	$336,855	$711,282	$669,270

Operating profit
National media group	$41,314	$31,774	$80,362	$70,367
Local media group	38,549	17,063	55,277	19,463
Unallocated corporate	(10,236)	(11,627)	(18,412)	(21,038)
Income from operations	$69,627	$37,210	$117,227	$68,792

Depreciation and amortization
National media group	$3,339	$3,642	$6,693	$7,149
Local media group	5,816	5,960	11,744	12,082
Unallocated corporate	510	515	1,015	989
Total depreciation and amortization	$9,665	$10,117	$19,452	$20,220

EBITDA [1]
National media group	$44,653	$35,416	$87,055	$77,516
Local media group	44,365	23,023	67,021	31,545
Unallocated corporate	(9,726)	(11,112)	(17,397)	(20,049)
Total EBITDA	$79,292	$47,327	$136,679	$89,012

1 EBITDA is net earnings before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	December 31, 2010	June 30, 2010
(In thousands)
Current assets
Cash and cash equivalents	$18,215	$48,574
Accounts receivable, net	238,766	223,630
Inventories	22,887	26,807
Current portion of subscription acquisition costs	55,869	57,917
Current portion of broadcast rights	11,341	5,423
Other current assets	18,114	19,076
Total current assets	365,192	381,427
Property, plant, and equipment	457,235	450,966
Less accumulated depreciation	(273,434)	(263,964)
Net property, plant, and equipment	183,801	187,002
Subscription acquisition costs	53,736	55,228
Broadcast rights	2,157	2,977
Other assets	51,241	59,138
Intangible assets, net	552,303	552,210
Goodwill	512,358	489,334
Total assets	$1,720,788	$1,727,316

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$50,000	$50,000
Current portion of long-term broadcast rights payable	15,487	9,892
Accounts payable	65,513	109,897
Accrued expenses and other liabilities	126,920	109,225
Current portion of unearned subscription revenues	160,813	159,292
Total current liabilities	418,733	438,306
Long-term debt	195,000	250,000
Long-term broadcast rights payable	7,744	8,961
Unearned subscription revenues	125,995	130,699
Deferred income taxes	127,822	114,240
Other noncurrent liabilities	105,185	96,765
Total liabilities	980,479	1,038,971
Shareholders' equity
Common stock	36,811	36,329
Class B stock	8,791	9,086
Additional paid-in capital	71,529	66,311
Retained earnings	649,871	604,624
Accumulated other comprehensive loss	(26,693)	(28,005)
Total shareholders' equity	740,309	688,345
Total liabilities and shareholders' equity	$1,720,788	$1,727,316

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended December 31,	2010	2009
(In thousands)
Net cash provided by operating activities	$84,524	$76,032

Cash flows from investing activities
Acquisitions of businesses	(28,556)	(16,304)
Additions to property, plant, and equipment	(11,168)	(14,938)
Net cash used in investing activities	(39,724)	(31,242)

Cash flows from financing activities
Proceeds from issuance of long-term debt	12,500	85,000
Repayments of long-term debt	(67,500)	(115,000)
Purchases of Company stock	(6,030)	(195)
Dividends paid	(21,017)	(20,427)
Proceeds from common stock issued	6,622	1,718
Excess tax benefits from share-based payments	317	131
Other	(51)	(45)
Net cash used in financing activities	(75,159)	(48,818)
Net decrease in cash and cash equivalents	(30,359)	(4,028)
Cash and cash equivalents at beginning of period	48,574	27,910
Cash and cash equivalents at end of period	$18,215	$23,882

Meredith Corporation and Subsidiaries                                Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following table shows results of operations excluding the special items and as reported with the difference being the special items. Results of operations excluding the special items are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Periods Ended December 31, 2009	Three Months				Six Months
	Excluding Special Items	Special Items		As Reported	Excluding Special Items	Special Items		As Reported
(In thousands except per share data)
Revenues
Advertising	$187,868	$—		$187,868	$379,684	$—		$379,684
Circulation	67,209	—		67,209	137,088	—		137,088
All other	81,778	—		81,778	152,498	—		152,498
Total revenues	336,855	—		336,855	669,270	—		669,270
Operating expenses
Production, distribution, and editorial	141,464	1,447	(a)	142,911	292,557	1,447	(a)	294,004
Selling, general, and administrative	142,594	4,023	(b)	146,617	282,231	4,023	(b)	286,254
Depreciation and amortization	10,117	—		10,117	20,220	—		20,220
Total operating expenses	294,175	5,470		299,645	595,008	5,470		600,478
Income from operations	42,680	(5,470)		37,210	74,262	(5,470)		68,792
Interest income	9	—		9	19	—		19
Interest expense	(5,744)	—		(5,744)	(10,785)	—		(10,785)
Earnings before income taxes	36,945	(5,470)		31,475	63,496	(5,470)		58,026
Income taxes	(14,627)	2,106	(c)	(12,521)	(25,813)	5,082	(c)	(20,731)
Net earnings	$22,318	$(3,364)		$18,954	$37,683	$(388)		$37,295

Basic earnings per share	$0.49	$(0.07)		$0.42	$0.83	$(0.01)		$0.82
Basic average shares outstanding	45,288	45,288		45,288	45,223	45,223		45,223

Diluted earnings per share	$0.49	$(0.07)		$0.42	$0.83	$(0.01)		$0.82
Diluted average shares outstanding	45,547	45,547		45,547	45,432	45,432		45,432

(a)	Write-off of art and manuscript inventory
(b)	Severance expense and write-off of subscription acquisition costs
(c)
Tax benefit on the write-off of art and manuscript inventory and subscription acquisition costs, severance expense, and a favorable adjustment made to deferred income tax liabilities as a result of state and local legislation enacted during the first fiscal quarter.

Meredith Corporation and Subsidiaries                                Table 2
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following table shows results of operations excluding the special items and as reported with the difference being the special items. Results of operations excluding the special items are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Periods Ended December 31, 2009	Three Months				Six Months
	Excluding Special Items	Special Items		As Reported	Excluding Special Items	Special Items		As Reported
(In thousands)
Revenues
National media group
Advertising	$117,431	$—		$117,431	$254,633	$—		$254,633
Circulation	67,209	—		67,209	137,088	—		137,088
Other revenues	76,535	—		76,535	141,058	—		141,058
Total national media group	261,175	—		261,175	532,779	—		532,779
Local media group
Non-political advertising	67,549	—		67,549	121,220	—		121,220
Political advertising	2,888	—		2,888	3,831	—		3,831
Other revenues	5,243	—		5,243	11,440	—		11,440
Total local media group	75,680	—		75,680	136,491	—		136,491
Total revenues	$336,855	$—		$336,855	$669,270	$—		$669,270

Operating profit
National media group	$37,244	$(5,470)	(a)	$31,774	$75,837	$(5,470)	(a)	$70,367
Local media group	17,063	—		17,063	19,463	—		19,463
Unallocated corporate	(11,627)	—		(11,627)	(21,038)	—		(21,038)
Income from operations	$42,680	$(5,470)		$37,210	$74,262	$(5,470)		$68,792

Depreciation and amortization
National media group	$3,642	$—		$3,642	$7,149	$—		$7,149
Local media group	5,960	—		5,960	12,082	—		12,082
Unallocated corporate	515	—		515	989	—		989
Total depreciation and amortization	$10,117	$—		$10,117	$20,220	$—		$20,220

EBITDA1
National media group	$40,886	$(5,470)	(a)	$35,416	$82,986	$(5,470)	(a)	$77,516
Local media group	23,023	—		23,023	31,545	—		31,545
Unallocated corporate	(11,112)	—		(11,112)	(20,049)	—		(20,049)
Total EBITDA	$52,797	$(5,470)		$47,327	$94,482	$(5,470)		$89,012

[1]	EBITDA is net earnings before interest, taxes, depreciation, and amortization.

(a)	Write-off of art and manuscript inventory and subscription acquisition costs and severance expense.

Meredith Corporation and Subsidiaries                                Table 3
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months Ended December 31, 2010
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$269,410	$97,450	$—	$366,860

Operating profit	$41,314	$38,549	$(10,236)	$69,627
Depreciation and amortization	3,339	5,816	510	9,665
EBITDA	$44,653	$44,365	$(9,726)	79,292
Less:
Depreciation and amortization				(9,665)
Net interest expense				(3,351)
Income taxes				(25,719)
Net earnings				$40,557

Segment EBITDA margin	16.6%	45.5%

	Three Months Ended December 31, 2009
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$261,175	$75,680	$—	$336,855

Operating profit	$31,774	$17,063	$(11,627)	$37,210
Depreciation and amortization	3,642	5,960	515	10,117
EBITDA	$35,416	$23,023	$(11,112)	47,327
Less:
Depreciation and amortization				(10,117)
Net interest expense				(5,735)
Income taxes				(12,521)
Net earnings				$18,954

Segment EBITDA margin	13.6%	30.4%

	Six Months Ended December 31, 2010
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$537,807	$173,475	$—	$711,282

Operating profit	$80,362	$55,277	$(18,412)	$117,227
Depreciation and amortization	6,693	11,744	1,015	19,452
EBITDA	$87,055	$67,021	$(17,397)	136,679
Less:
Depreciation and amortization				(19,452)
Net interest expense				(6,862)
Income taxes				(44,101)
Net earnings				$66,264

Segment EBITDA margin	16.2%	38.6%

	Six Months Ended December 31, 2009
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$532,779	$136,491	$—	$669,270

Operating profit	$70,367	$19,463	$(21,038)	$68,792
Depreciation and amortization	7,149	12,082	989	20,220
EBITDA	$77,516	$31,545	$(20,049)	89,012
Less:
Depreciation and amortization				(20,220)
Net interest expense				(10,766)
Income taxes				(20,731)
Net earnings				$37,295

Segment EBITDA margin	14.5%	23.1%